EXHIBIT 99.1

EXECUTIVE INFORMATIONAL OVERVIEW

9401 Globe Center Drive, Suite 140

Morrisville, North Carolina 27560

Phone: 919.582.2600

Fax: 919.582.2601

www.pharmanetics.com

January 31, 2003

An Emerging Technology Opportunity

Snapshot

PharmaNetics, Inc. is a developer, manufacturer, and marketer of rapid diagnostic tests to dose, manage, and screen patients on drugs affecting coagulation, primarily cardiovascular and stroke drugs. The technology platform is evolutionary since the test can generate results in just a few minutes at the patient’s bedside, providing the physician with diagnostic information that is timely enough to affect therapy decisions in the critical care areas of the hospital. Historically, these tests have been performed in the central laboratory of the hospital and results have taken hours to obtain. Thus, the physician had to decide therapy without the benefit of the most current and accurate diagnostic information. PharmaNetics has coined the term †theranostics, the ability of rapid diagnostic testing to affect therapeutic decisions, to describe this market niche.

Recent Financial Data

Ticker/Exchange	PHAR (NASDAQ)

Recent Price (01/30/03)	$9.74
52-Week Range	$9.95-$2.80
Shares Outstanding	9.61 million
Market Cap. (mm)	$93.6
Average 3-month vol.	21,500
Insider +5% Owners	38%
Institutional Owners	16%
EPS (mrq)	($0.24)
Employees	89

Key Points

■	The Company’s Thrombolytic Assessment System (TAS) monitors the formation and dissolution of blood clots, providing an important tool to effectively analyze the blood of patients who experience heart attack, stroke, deep-vein thrombosis, and pulmonary embolism—diseases ultimately responsible for more than 70% of all deaths.

■	In conjunction with its TAS, PharmaNetics currently has 18 FDA-approved products, including routine coagulation tests to manage heparin and warfarin, the two primary anticoagulants. Additionally, the Company has strong collaborative relationships with large capitalization pharmaceutical companies to test the following drugs: Aventis S.A. for Lovenox ® ; AstraZeneca PLC for Exanta ® ; Abbott Laboratories for PEG-Hirudin/Ancrod; and The Medicines Company for Angiomax ® . PharmaNetics is also 19.9% owned by Bayer AG, a $23.4 million investment.

■	PharmaNetics recently released details of a collaborative marketing agreement with Aventis for its ENOX test. This test is used to detect the anticoagulant effects of Lovenox, the leading low-molecular weight heparin (LMWH) worldwide in unstable angina patients. This is one of the first joint marketing efforts between a diagnostic and a major pharmaceutical company to promote rapid testing to enhance product utilization.

■	Datamonitor estimates that the anticoagulation drug market could surpass $9.6 billion by 2008 from approximately $2.5 billion in sales in 2000, based on the potential from three blockbuster products—Lovenox, Exanta, and Arixtra. Currently, PharmaNetics has the only rapid tests capable of monitoring Lovenox and Exanta; a test for Arixtra is under development. PharmaNetics is capable of monitoring the bulk of other anticoagulant drugs on the market.

†BOLD WORDS ARE REFERENCED IN GLOSSARY ON PAGES 26-27.

Table of Contents

Snapshot	1

Recent Financial Data	1

Key Points	1

Executive Overview	3

Current Business Environment	5

Growth Strategy	5

Intellectual Property	6

Officers and Directors	6

Core Story	9

Technology Overview	12

Pharmacoeconomic Benefits of Technology	14

FDA-Approved TAS Test Menu	15

Potential Revenue Model as Calculated by Datamonitor	18

Collaborations	19

Theranostic Pipeline	21

Distribution Agreements	22

Manufacturing	22

Risks	22

Recent Highlights	24

Ten Key Points to Consider	25

Glossary of Lesser-Known Terms	26

Executive Informational Overview	PharmaNetics, Inc.	Page 2

Executive Overview

PharmaNetics is a developer, manufacturer, and marketer of a proprietary line of point-of-therapy (POT) dry chemistry tests, which rapidly manage specific therapeutics at the time a patient receives therapy. These therapeutics include anticoagulant, antithrombotic, antiplatelet, and thrombolytic drugs. PharmaNetics’ tests fall under a product classification called theranostics. A name coined by PharmaNetics, theranostics describes a novel field of drug management that joins the once separate areas of diagnostics—the ability to define a disease state—and therapeutics—the ability to affect therapy or treatment of a disease state. Theranostics is a discipline that provides rapid and accurate feedback on the performance of a specific drug within minutes at a patient’s bedside, facilitating the selection of the right drug, in the right amount, for the right person, at the right moment. Figure 1 provides a snapshot of the two fields of drug management that combine to create theranostics.

PharmaNetics’ proprietary Thrombolytic Assessment System (TAS) is a microprocessor-controlled, optical-detector roughly the size of a telephone, weighing about four pounds, and small enough to fit on a tray that utilizes disposable dry chemistry test cards—approximately the size of a credit card—customized to a specific drug therapy. The test card, which is activated by a single drop of blood, plasma, or quality-controlled material, is inserted into the TAS and results are displayed within one to five minutes. Once read and interpreted by a physician, the results are stored on the microprocessor system for subsequent download into a hospital database or information network. Each TAS can store up to 1,000 test results.

The TAS monitors the blood clotting (formation) and fibrinolysis (dissolution) in patients, providing physicians with quick and accurate results with which to make appropriate therapeutic decisions. Timely test results are critical so that a physician can dose a drug within a desired therapeutic range. Not enough drug can cause a treatment to be ineffective; too much of a drug may cause a patient to bleed.

In conjunction with its TAS, the company currently has 18 Food and Drug Administration (FDA) cleared products, including 11 on the market designed to monitor patients suffering from angina, heart attack, stroke, deep-vein thrombosis, and pulmonary emboli—thrombotic diseases that are ultimately responsible for more than 70% of all deaths. PharmaNetics’ portfolio of tests is listed in Table 1, with each more fully detailed on pages 16-18.

The Company believes that its technology is unique and revolutionary from other therapeutic drug monitoring (TDM) methods since it empowers physicians to effectively bring the hospital laboratory in real time to the patient’s bedside, thus providing more accurate information with which to make therapeutic decisions. Additionally, the simplicity and portability of PharmaNetics’ technology make it well suited for a variety of other hospital environments including operating rooms, cath labs, intensive care units, outpatient clinics, and physicians’ offices.

Executive Informational Overview	PharmaNetics, Inc.	Page 3

Table 1 PharmaNetics, Inc. PRODUCT PORTFOLIO

Enoxaparin (ENOX)™ Test Card
Prothrombin Time (PT)
PT-ONE™
PT-NC™
aPTT
Heparin Management Test (HMT)
Low Heparin Management Test (LHMT)
Heparin Titration Test (HTT)
Protamine Response Test (PRT)
Rapidpoint™
Rapidpoint™ Accent

Source: PharmaNetics, Inc.

PharmaNetics possesses strong collaborative strategic relationships with large capitalization pharmaceutical companies to test the following drugs: Aventis for Lovenox; AstraZeneca for Exanta; Abbott Laboratories for PEG-Hirudin/Ancrod; and The Medicines Company for Angiomax. PharmaNetics is also 19.9% owned by Bayer AG, which has a $23.4 million investment in the Company. PharmaNetics has benefited significantly since it has been able to piggyback off of drug trials to obtain regulatory data required by the FDA for test clearance, as well as gain valuable test development experience with multiple drugs.

Datamonitor, a well recognized and established business information service company (www.datamonitor.com), estimates that the anticoagulation drug market could surpass $9.6 billion by 2008 from approximately $2.5 billion in sales in 2000, based on the potential from three blockbuster products—Exanta by AstraZeneca, Lovenox by Aventis, and Arixtra by Sanofi-Synthalabo/Organon. In particular, Exanta, Arixtra, and Lovenox account for a $5.8 billion drug opportunity between 2002 and 2008. Currently, PharmaNetics has the only rapid tests capable of monitoring Lovenox and Exanta; a test for Arixtra is under development. PharmaNetics is also capable of monitoring the majority of other drugs within the anticoagulant market.

PharmaNetics believes that by monitoring specific therapeutics, it can capture smaller volume niche markets, with the opportunity to obtain extraordinary value-added pricing. The diseases targeted by PharmaNetics are typically managed in critical care settings, where test results are time sensitive and can be life-saving. Consequently, improvements in testing resources via PharmaNetics’ technology engenders what the Company believes are overall efficiencies, which we highlight below and further detail on pages 14-15:

■	Quick and accurate information—many drugs that are the subject of testing can be cleared from the body very quickly since they have short half-lives. Prolonged delays in performing coagulation testing could potentially lead to inaccurate results; drugs with longer half-lives with or without an antidote need monitoring to determine the patient’s anticoagulant status;

■	Ease of use—medical personnel performing these tests are not physicians, but rather operators who are not necessarily trained in all fields of laboratory testing and may thus be prone to errors;

■	Better capability to treat more patients effectively and efficiently—quicker transfers out of more expensive critical units into more appropriate settings;

■	Competitive pricing with a reduction in overall hospital costs—while each TAS retails for approximately $6,000, the marketing strategy is to provide the analyzer based on test card usage. Separate routine theranostic test cards, which are each compatible with the TAS analyzer, are priced between $3 to $30. This leads to fewer expenditures on laboratory equipment, associated maintenance, and personnel.

PharmaNetics has its headquarters in Morrisville, North Carolina, near Research Triangle Park. Its 55,000 square-foot facility houses its administration, manufacturing, marketing/sales, and research and development departments. The Company currently employs 89 people, which include 14 in research and development.

Executive Informational Overview	PharmaNetics, Inc.	Page 4

Current Business Environment

While science has made great strides in bringing new wonder-working drugs to market, the reality is that many of the sophisticated and widely-used drugs are often only effective between 40% and 70% of the time. The reason for this is due to the inherent differences between people. Different people have different metabolisms and body chemistries, and while doses of therapeutics are calibrated for height, weight, and sex, a single drug may affect certain patient populations differently.

As it relates to therapies used to affect blood coagulation—the principle area in which PharmaNetics is focused—the potential is large. There have been a host of new entries into the area of low-molecular weight heparins (LMWHs), thrombin inhibitors, thrombolytics, and platelet inhibitors, direct Xa inhibitors each providing powerful weapons within the critical care setting for patients suffering from angina, heart attack, stroke, deep-vein thrombosis, and pulmonary embolism.

The obstacle is that while the potential from these drugs is considerable, the therapeutic benefits are often times not fully realized since the drug management may require time-consuming laboratory testing. Some of these drugs can only be administered within very narrow tolerances and are designed for highly specific indications. Often, the therapeutic effects cannot be reversed through use of an antidote. Only through the use of rapid feedback can a healthcare provider manage a drug’s anticoagulant effects effectively and make real-time adjustments if necessary to successfully treat patients.

Growth Strategy

PharmaNetics is a rapid diagnostic company that focuses primarily on monitoring the effects of anticoagulant drugs within the blood. PharmaNetics believes that it is favorably positioned to become a leader within the theranostic-testing arena, specifically managing therapeutics that effect blood coagulation at the POT. The Company maintains a growth strategy that is three-pronged and is all based on the power of its TAS and the tests to provide a comprehensive menu for all anticoagulants:

1.	Increasing the number of collaborations with quality partners and expanding existing development collaborations for its tests—a strategy which has worked well to date as seen by its current collaborations with Aventis, AstraZeneca, Abbott Laboratories, and The Medicines Company;

2.	Increasing physician involvement in the development of its tests and determining how the test will be used clinically. This happens principally through sponsored trials and the influence on published literature. Physicians have the ability to influence pharmaceutical companies of the need for greater access to better therapeutic management tools with which to treat patients; and

3.	Utilizing the pharmaceutical partner to co-promote and sell the test and drug together. Working with pharmaceutical companies’ large detail sales forces allow the Company to leverage its own sales force by capitalizing on the hospital relationships developed by PharmaNetics’ pharmaceutical partner.

Importantly, while PharmaNetics does not develop the therapy, it does supply the technology necessary to measure coagulation rapidly and promotes its expertise in adapting its technology to specific drugs. Therefore, PharmaNetics’ future success is closely linked to that of its pharmaceutical partners and their emerging therapeutics. By providing the ability to accurately and rapidly monitor various therapies across numerous disease states, PharmaNetics is playing a crucial role in developing new drugs. Accordingly, PharmaNetics seeks to gain greater recognition from the medical community, mainly the physicians and pharmaceutical companies, to collaborate toward achieving better patient care through drug management.

Executive Informational Overview	PharmaNetics, Inc.	Page 5

Intellectual Property

PharmaNetics pursues patent applications to protect itself from competitors. A number of U.S. and corresponding international patents have been issued that cover various aspects of PharmaNetics’ TAS technology. Additionally, the Company has filed (and is pursuing) a number of additional U.S. and international patent applications. PharmaNetics maintains that its custom-designed automated test card production line embodies proprietary process technology.

Officers and Directors

Key Management

Table 2 provides a snapshot of PharmaNetics’ key management, followed by detailed biographies.

Table 2

PharmaNetics, Inc.

MANAGEMENT

Name	Age	Title

John P. Funkhouser	49	President, Chief Executive Officer, and Chairman of the Board

James A. McGowan	58	Chief Executive Officer

Michael D. Riddle	49	Executive Vice President of Sales, Marketing, and Busines Drvelopment

Mark X. Triscott	48	Vice President, Research and Drvelopment

Paul T. Storey	35	Treasurer and Secretary

Source:  PharmaNetics, Inc.

John P. Funkhouser, President, Chief Executive Officer, and Chairman of the Board

John P. Funkhouser has been President, Chief Executive Officer, and Chairman of the Board of PharmaNetics since October 1993. Since February 1992, Mr. Funkhouser served as President and Chief Executive Officer of Coeur Labs, a former subsidiary of the Company. Prior to his current position, Mr. Funkhouser was a general partner with Hillcrest Group, a venture capital firm, where, for nine years, he held numerous board and management positions with the fund’s venture capital portfolio companies. Mr. Funkhouser holds a B.A. from Princeton University and an M.B.A. from the University of Virginia.

James A. McGowan, Chief Financial Officer

James A. McGowan has been Chief Financial Officer of PharmaNetics since May 2000. Prior to his current position, since 1982, Mr. McGowan has been a principal of McGowan Associates, a boutique venture capital and consulting firm. Venture capital activities included a partnership with First Chicago Corporation (McGowan Leckinger) and a co-investment with The Thomas Lee Company (Sterling Merchandise). Mr. McGowan’s consulting activities have ranged from interim executive positions at Filene’s Basement, The TAC Group, and the TJX Companies. Additionally, Mr. McGowan held strategic consulting projects for Arthur Andersen and a variety of small to mid-size growth companies. Prior to founding McGowan Associates, Mr. McGowan was the Chief Financial Officer and a principal-selling stockholder of three retail chains that were acquired by large public companies. Mr. McGowan is a Certified Public Accountant and holds a B.S. from Boston University and an M.B.A from Suffolk University.

Executive Informational Overview	PharmaNetics, Inc.	Page 6

Michael D. Riddle, Executive Vice President of Sales, Marketing, and Business Development

Michael D. Riddle has been Executive Vice President of Sales, Marketing, and Business Development of PharmaNetics since January 1999. Mr. Riddle also served as Vice President, Sales and Marketing, from January 1995 to January 1999. Prior to joining the Company, Mr. Riddle was employed by American Home Products (now called Wyeth Laboratories) for seven years in various positions, the most recent of which was Vice President of Sales and Marketing for Sherwood Medical Devices. Mr. Riddle attended Bromley College of Technology (Kent, United Kingdom).

Mark X. Triscott, Vice President of Research and Development

Mark X. Triscott joined PharmaNetics in May 2001 as Vice President of Research and Development. Prior to joining the Company, Dr. Triscott was employed at Sigma Diagnostics for more than five years in various positions including Principal Scientist, Manager—Coagulation Research and Development, and Manager responsible for all Diagnostics Research and Development. Dr. Triscott has a Science degree with First Class Honors from the University of Queensland (Australia), where he also completed a Doctorate in Microbiology. He did a post-doctoral fellowship at Bowman Gray School of Medicine, Winston-Salem, North Carolina, where he held an adjunct faculty position in Biochemistry. Dr Triscott is an inventor on several issued and pending U.S. and foreign patents and has published more than 30 peer reviewed articles, chapters, and abstracts.

Paul T. Storey, Treasurer and Secretary

Paul T. Storey was elected Treasurer and Secretary of PharmaNetics in February 1998. Since December 1997, Mr. Storey has also served as Director of Finance of the Company. Prior to joining the Company, Mr. Storey was employed for more than eight years at KPMG Peat Marwick LLP, most recently as a Senior Manager. Mr. Storey is a Certified Public Accountant and holds a B.A. in Accounting from Furman University.

Board Members

Table 3 provides a snapshot of key Board members, followed by detailed biographies.

Table 3

PharmaNetics, Inc.

BOARD MEMBERS

Name	Age	Title

John P. Funkhouser	49	President, Chief Executive Officer, and Chairman of the Board

John K. Pirotte	52	Chairman and Chief Executive Officer of CORPEX Technologies

Stephen R. Puckett	49	Chairman of the Board of Directors of MedCath Inc.

Philip R. Tracy	59	Prior President and CEO of Burroughs-Wellcome Co. (U.S. subsidiary of Wellcome PLC)

Frances L. Tuttle	54	Senior Vice President—Near Patient Testing of Bayer Diagnostics, a Business Group of the worldwide Bayer Group

James B. Farinholt, Jr.	67	Special Assistant to the President of Virginia Commonwealth University for Economic Development and founding member of the VCU Intellectual Properties Foundation

Source:  PharmaNetics, Inc.

John P. Funkhouser, President, Chief Executive Officer, and Chairman of the Board

(Detailed biography on page 6).

Executive Informational Overview	PharmaNetics, Inc.	Page 7

John K. Pirotte, Chairman and Chief Executive Officer of CORPEX Technologies Inc.

John K. Pirotte has been Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology since 1990, and has been President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies, since 1997. Mr. Pirotte was also President and Chief Operating Officer of Teleion Wireless, Inc., a privately held company that develops and markets wireless data communication modules, from August 2000 to March 2002. In addition, Mr. Pirotte has operated a private investment company and was Chairman and Chief Executive Officer from 1981 until 1988 and Chief Financial Officer from 1979 to 1981 of The Aviation Group, Inc., a former NASDAQ listed company (symbol LIFT) that was acquired in 1985. He is a member of the Board of Directors of Digital Recorders, Inc., a NASDAQ listed company that manufactures and sells advanced technology products to the transportation industry. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. from Princeton University and an M.S. from New York University Graduate School of Business Administration.

Stephen R. Puckett, Chairman of the Board of Directors of MedCath Inc.

Stephen R. Puckett is Chairman of the Board of Directors of MedCath Inc., a provider of cardiology and cardiovascular services that he founded in 1988. He also formerly served as President and Chief Executive Officer of MedCath. Mr. Puckett has served as Executive Vice President and Chief Operating Officer of the Charlotte Mecklenburg Hospital Authority. Mr. Puckett holds a B.S. and an M.S. in Health Management from the University of Alabama.

Philip R. Tracy, Prior President and CEO of Burroughs-Wellcome Co. (U.S. subsidiary of Wellcome PLC)

Philip R. Tracy was President and CEO of Burroughs-Wellcome Co., the U.S. subsidiary of Wellcome PLC, a global pharmaceutical company, from 1989 until the acquisition of Wellcome by Glaxo PLC in 1995. Prior to 1989, he served in various legal capacities with Burroughs-Wellcome, including Vice President and General Counsel. He has served on the boards of Wellcome PLC, the Pharmaceutical Research and Manufacturers of America, and the Non-Prescription Drug Manufacturers Association. He is currently of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. and serves as a venture partner with Intersouth Partners, a venture capital firm based in North Carolina. Mr. Tracy holds a B.A. from the University of Nebraska and an L.L.B. from George Washington University School of Law, and has attended the Senior Executive Program at Stanford University.

Frances L. Tuttle, Senior Vice President—Near Patient Testing of Bayer Diagnostics, a Business Group of the Worldwide Bayer Group

Frances L. Tuttle has served as Senior Vice President—Near Patient Testing of Bayer Diagnostics, a Business Group of the worldwide Bayer Group, since June 2000. From February 1999 to June 2000, Ms. Tuttle served as Senior Vice President—Critical Care Systems at Bayer Diagnostics. From 1979 to 1999, she served in various positions within Chiron Diagnostics, which was purchased by Bayer Diagnostics in September 1998, most recently as Senior Vice President of the Immunodiagnostics division. Ms. Tuttle holds a B.S. in accounting from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School.

James B. Farinholt, Jr., Special Assistant to the President of Virginia Commonwealth University for Economic Development and Founding Member of the VCU Intellectual Properties Foundation

James B. Farinholt, Jr. is Special Assistant to the President of Virginia Commonwealth University for Economic Development and founding member of the VCU Intellectual Properties Foundation. He is a Managing Director of Tall Oaks Capital, LLP, a venture capital firm serving the IT and life sciences fields. Mr. Farinholt is a member of the Board of Directors of Owens & Minor, Inc., the nation’s leading distributor of national name brand medical/surgical supplies. Mr. Farinholt holds a B.S. from Hampden-Sydney College.

Executive Informational Overview	PharmaNetics, Inc.	Page 8

Core Story

History of Blood Monitoring

Over the past several decades, the laboratory medicine industry has transformed into a business marked by new technology that has kept pace with demand for quicker and more accurate information, specifically as it relates to blood testing. By providing more timely and accurate analytical processes, the blood testing market has advanced into one that affords more rapid evaluation of results obtained from blood specimens. Through these developments, patients have received improved care in a more cost-effective and efficient environment.

In particular, advancements have been made in blood sample analysis. Traditionally, blood tests required the use of a central laboratory, where more specialized tests were sent out to reference laboratories. This centralized approach presented an obstacle in providing the rapid turnaround time needed by physicians for stat samples in effectively treating their patients. Additionally, since the testing was performed offsite, it frequently required the use of complex and costly equipment.

A modest improvement to blood testing came through the use of decentralized testing performed in stat laboratories. These laboratories, located throughout a hospital, were designed with smaller versions of the equipment used in central labs to perform more time-sensitive testing. Still, high-volume routine tests were consolidated to a central lab, where highly automated equipment continued to be used.

Following the implementation of decentralized testing stat labs came the evolution of still more modern methods of POT testing, which is the foundation of PharmaNetics’ technology. This approach, which is based off the platform of performing TDM in a decentralized environment, uses compact instruments that are specifically designed for near-patient use. This new generation of equipment employs whole blood samples, saving more time by eliminating the time-consuming centrifugation process. Additionally, POT testing reduces costs and potentially improves patient therapy as it affords greater access to key information within minutes.

Therapeutic Drug Monitoring (TDM)

TDM is a practical tool that can assist physicians in providing safe and effective drug therapy to patients who require medication. Monitoring can be used to confirm a blood drug concentration level, which is above or below the therapeutic range, or determine whether a desired therapeutic level has been achieved. TDM is also important for patients who have other diseases that can affect drug levels, or who take other medicines.

Drawn blood, used for TDM, demonstrates a drug’s action within the body at any specific time. This contrasts to drug levels that are examined using urine samples, since these results reflect the presence of a drug over many days (depending on the rate of excretion). Therefore, blood testing is the procedure of choice when definite data are required. It is important to note that in order to achieve adequate absorption and thus effective therapeutic levels, a physician must allow for sufficient time to pass between the administration of the medication and the collection of a blood sample.

Modern Methods of Therapeutic Drug Monitoring (TDM)

TDM technology is not new to the healthcare industry since it has long played an important role in managing certain therapeutics. However, PharmaNetics’ technology is unique since it is applying TDM to a variety of novel therapeutics within the area of coagulation at the POT.PharmaNetics believes that the need for rapid results makes POT coagulation testing the only practical approach for TDM in making essential medical decisions regarding coagulation therapeutics. Additionally, since operators who perform POT tests sometimes lack special laboratory skills or training, it is crucial that the method for testing is easy to operate with minimal training, equipment, and supplies required.

Executive Informational Overview	PharmaNetics, Inc.	Page 9

Commonly Prescribed Therapies That Require Therapeutic Drug Monitoring (TDM)

Maintaining appropriate drug levels can be crucial since drugs may become toxic if they are not monitored correctly or on a timely basis, or ineffective if not dosed in the appropriate amount. This not only applies to drugs that measure blood coagulation, but also to other therapeutic areas such as pain, chronic obstructive pulmonary disorder (COPD), epilepsy, and bipolar disorder. We provide a snapshot of some of therapeutics that are commonly monitored in Table 4, as well as the desired therapeutic range for each compound. For each of the therapies listed below, monitoring is done based on a blood sample taken from a vein.

Table 4 COMMONLY MONITORED DRUGS

Drug	Indication	Therapeutic Range mg/L

Digoxin	Atrial fibrillation	0.5 - 2.11

Amiodarone	Atrial fibrillation	1.0 - 2.5

Lignocaine	Acute migraine	2.0 - 5.0

Quinidine	Malaria	2.0 - 5.0

Flecainide	Arrhythmia	0.2 - 0.9

Mexilitine	Anesthetic for pain	0.5 - 2.5

Salicylate	Topical pain reliver	150 - 300

Perhexiline	Prophylactic antianginal agent used for the treatment of patients refractory to conventional medication	0.15 - 0.6

Theophylline	COPD	10 - 20

Phenytoin	Epilepsy	10 - 20

Carbamazepine	Epilepsy	5.0 - 12

Sodium valproate	Acute manic episodes in bipolar disorder	50 - 100

Phenobarbitone	Epilepsy	15 - 40

Gentamicin, tobramycin, netilmicin	Antibiotic	trough <22; peak >5

Amikacin	Antibiotic	trough <52; peak >15

Vancomycin	Antibiotic	trough <10; peak 20 - 40

Lithium	Bipolar disorder	0.6 - 1.23

Source: D.J. Birkett, Professor of Clinical Pharmacology, Flinders University of South Australia, Adelaide, WebMD.com, and The Investor Relations Group.

Cardiovascular Therapeutic Drug Monitoring (TDM)

Within the cardiovascular arena, drugs such as thrombin inhibitors, platelet inhibitors, and LMWH’s require TDM. Most of these drugs have short half-lives, narrow therapeutic windows, and their effects cannot be reversed. This has made the need for management tools all the more essential in order to ensure that drug levels are maintained within safe therapeutic windows.

Specifically, TDM for drugs to treat thrombotic diseases and disorders has become a rapidly growing industry. When heparin and warfarin were the only anticoagulant drugs available, physicians relied on several widely-used tests to maintain their patients on the proper dose of drug. However, physicians learned quickly that administration of heparin or warfarin without periodic monitoring increased the risk of bleeding complications (including hemorrhagic stroke) or reduced efficacy. Therefore, monitoring tests for heparin and warfarin, which include the activated coagulation (or clotting) time (ACT), PT, and aPTT, have always been a standard with these drugs.

Executive Informational Overview	PharmaNetics, Inc.	Page 10

A key issue, however, in monitoring these drugs has always been the delayed availability of test results. In the past, patient’s blood samples were transported to a central lab for testing, however, physician’s needs were for more immediate results as a patient’s condition could change more quickly than the results could be obtained. Thus the need for POT monitoring.

The TDM market for coagulation drugs continues to expand as new drugs enter the market. Today, most coagulation drugs are monitored for at least some indications, and comprise a market of approximately $2.5 billion in annual sales (Source: Datamonitor). Approximately 80% of these tests are performed in mainstream centralized labs of hospitals and commercial labs; the remaining 20% are performed in physicians’ offices or other healthcare sites. We have assembled a list of the top ten coagulation drugs based on historical sales in 2000, as well as what Datamonitor believes could be the leading drugs in 2008 according to sales. Importantly, Datamonitor forecasts that the market for coagulation drugs could almost quadruple by 2008 to an estimated $9.6 billion from levels of $2.5 billion reported in 2000 (Table 5). Greater than $4 billion of this $9.6 billion is forecast to come from Exanta by Astra and Arixtra by Sanofi-Synthalabo/Organon, which were not on the market in 2000. An additional $1 billion of growth is forecast to be due to Lovenox by Aventis.

Currently, PharmaNetics has the only rapid tests capable of monitoring Lovenox and Exanta; a test for Arixtra is under development. PharmaNetics is also capable of monitoring the majority of other drugs within the anticoagulant market.

Table 5 TOP TEN COAGULATION DRUGS 2000 AND 2008

		2008		2008

U.S. Brand	Marketing Company	Sales	Position in Global Market	Sales Forecast	Position in Global Market	CAGR 2000-2008

Exanta® (oral)	Astra	N/I	—	$2,930	1	35.3%

Lovenox®	Aventis	$960	1	$2,180	2	8.7%

Arixtra®	Sanofi-Synthelabo/Organon	N/I	—	$1,690	3	28.8%

Xigris®	Eli Lilly	N/I	—	$570	4	37.6%

Fragmin®	Pharmacia	$249	3	$450	5	7.6%

Exanta® (sc)	Astra	N/I	—	$200	6	60.1%

Innohep®	BMS/Leo	$73	5	$165	7	7.1%

Fraxiparine®	Sanofi-Synthelabo	$141	4	$102	8	(5.2%)

Novastan®	Mitsubishi/GSK/TBC	$42	6	$78	9	8.6%

Warfarin	BMS	$256	2	$38	10	(17.2%)

Other		$803		$1,185

Total		$2,524		$9,588		19.4%

(Dollars in millions)

Source: Datamonitor Report 2001.

Executive Informational Overview	PharmaNetics, Inc.	Page 11

Technology Overview

Similar to the way the personal computer concentrated unprecedented information power into a portable, usable form, PharmaNetics’ technology brings the power of a personal laboratory directly into the hands of physicians who need it, empowering them with a tool to bring time-sensitive test results to their patient’s bedside. This affords them the ability to make more informed and timely decisions as to how to dose their patients. The Company’s technology is unique since it provides an important tool in analyzing the blood of patients who experience heart attack, stroke, deep-vein thrombosis, and pulmonary embolism—diseases that are ultimately responsible for more than 70% of all deaths.

PharmaNetics’ core technology includes both its TAS and corresponding test cards. TAS is PharmaNetics’ microprocessor-controlled, optical-detector system for monitoring coagulation and fibrinolysis of blood clots. The TAS employs a disposable dry chemistry test card, approximately the size of a credit card, which is customized to detect the effect of specific drugs and contains a built-in reaction chamber. The card is swiped through a magnetic strip reader to identify the test type. The user is then guided through the testing procedure with a series of prompts. The test card, which is activated by a single drop of blood, plasma, or quality-controlled material, is inserted into the TAS and results are displayed within one to five minutes. This contrasts to the days or weeks that it can take to receive the results from a stat lab. Once the data recorded by the TAS is read and interpreted by a physician, results are stored on the microprocessor system for subsequent download into a hospital database or information network. Each TAS can store up to 1,000 test results.

The Accent is a hardware component that connects to the TAS and automatically calculates the information required by physicians to manage the anticoagulation of patients specifically during cardiopulmonary bypass procedures. The Accent is used in conjunction with the HTT, PRT, and HMT cards (see pages 17-18) and is marketed by Bayer Diagnostics as Rapidpoint Accent. The data collected by Accent can be transferred to a printer and/or hospital information system for storage.

Mechanics of Testing Process

The TAS monitors the formation and dissolution of blood clots in a flat capillary chamber on the surface of a disposable card. The technology is based on the impedance of the movement of small paramagnetic iron oxide particles (PIOPs) on the card in response to an oscillating magnetic field in the analyzer. The PIOPs are combined with appropriate chemistry and formulated as dry reagents, which are all included in the testing materials. Figure 2 illustrates the internal mechanism of the TAS.

When blood samples are introduced into this reagent/particle mixture, the dry reagent dissolves and the magnetic particles are free to move within the card’s chamber. When the oscillating magnetic field is generated by the TAS, the magnetic particles within the TAS card’s reaction chamber move in response to the magnetic field.

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An optical sensor within the TAS monitors the motion of the magnetic particles without touching the blood sample. When movement diminishes to a predetermined amplitude, the TAS system determines that a clot has been formed. Upon the formation of a clot, fibrin strands attach to the particles, inhibiting movement and slowing the particles until they are entrapped in the clot and cannot move. The particle movement is monitored optically as it changes the reflected light from the surface of the test card. Once the movement stops and no light changes are seen, the test is complete. Test results are displayed in the TAS’ liquid crystal display (LCD) and stored automatically in the analyzer’s memory. For fibrinolysis tests, the process is reversed. Thus, depending on the type of test performed, the TAS monitors the time it takes the clot to dissolve and free the particles.

Key Features of the TAS

The price of a TAS is approximately $6,000, with each test card ranging from $3 to $30. Routine test cards, which are used for monitoring unfractionated heparin and Coumadin, including the PT, aPTT, HMT, and LHMT test cards (described on page 17), are priced from $3 to $6, and theranostic test cards, which include tests like the ENOX test (described on pages 16-17) for new anticoagulants, are priced from $15 to $30. The TAS, weighing approximately four pounds, can be used in multiple testing environments, such as the clinical laboratory, operating room, cath lab, intensive care unit, critical care unit, dialysis, and outpatient clinics. The features of the monitor are detailed below and the device is illustrated in Figure 3.

■	Four-line LCD display, driven by software to prompt the technician to input the user and patient ID numbers, sample type, and timing of application of the blood;

■	1,000-result internal memory;

■	AC/DC power operation;

■	Alphanumeric key pad;

■	Patient identification;

■	Operator access/identification;

■	Quality control warning/lockout;

■	RS232 serial port;

■	Normal and Quality Control Range Check; and

■	Electronic Quality Control (EQC).

Operating the TAS

The TAS is relatively easy to operate, as illustrated in Figure 4. (1) The magnetic stripe on the back of the test card signals and supplies information to the TAS to perform the test; (2) the test card is inserted into the TAS analyzer’s card holder; (3) the sample is added to the test card and flows into the reaction chamber; (4) the dry reagent dissolves; (5) the PIOP begins moving in response to the oscillating magnetic field; and (6) typically

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within three minutes, the screen on the TAS displays the numerical test results, comparable to results generated in a central laboratory using traditional testing procedures.

Bayer Diagnostics, PharmaNetics’ exclusive worldwide distributor, offers the Rapidlink™ Critical Care Information and Systems Management. Rapidlink is a Windows NT®-based software program that electronically collects and stores patient results, quality-control data, maintenance logs, and activity and diagnostic information from the Rapidpoint Coag/TAS, as well as other Bayer critical care analyzers. The Rapidpoint Coag/TAS has an alphanumeric keypad that enables the input of up to a 20-character patient identification, operator identification, and Quality-Control lockout with customer-defined acceptable ranges for up to three levels of quality control for each test performed. Additionally, the Rapidpoint Coag/TAS can be programmed to restrict access to only authorized personnel and flag test results outside of customer-defined ranges.

Pharmacoeconomic Benefits of Technology

The need for quicker, more accurate test results creates a demand for PharmaNetics’ technology because the Company offers a means by which these specialized diagnostic tests can be performed at the POT. PharmaNetics’ testing system offers favorable attributes including being portable, more accurate, easier to use, and, in most cases, less expensive than other TDM methods currently available. We provide a snapshot of these benefits in Figure 5, as well as more detailed descriptions in this section.

1.	Ease of use is crucial for the test design since many people performing these tests are not physicians, but rather operators who are not necessarily trained in laboratory methods.

2.	Quick and accurate information is important in coagulation tests as many drugs that are the subject of testing can be cleared from the body very quickly—as they have short half-lives. Thus, any prolonged delays in performing a coagulation test could lead to potentially inaccurate results.

3.	Delays in receiving crucial information can be costly to the hospital as well as the patient because a lack of diagnostic information can result in delayed diagnosis and treatment.

4.	POT testing can provide for quicker transfers out of more expensive critical units into more appropriate settings, thereby reducing overall hospital stays and costs associated with patient treatment.

5.	While competitive tests require trained technicians and equipment, which can be very costly, PharmaNetics’ system costs approximately $6,000 per machine and about $3 to $30 per test card.

6.	PharmaNetics’ tests represent only a tiny fraction of the overall cost of the drug therapy, making their use even more attractive to physicians.

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7.	Unlike most diagnostics, PharmaNetics’ technology enjoys significant intellectual property protection, limiting the potential for competition. Additionally, the large investment of time and resources necessary to develop specific tests, such as those of PharmaNetics, represents a formidable barrier to entry. Therefore, while PharmaNetics’ niche is highly specific and difficult for others to access, the Company participates in an $800 million market for TDM that continues to grow steadily.

8.	The Company maintains a business model that is not tied to one unique technology and, therefore, does not hinge on only one product. On the contrary, PharmaNetics’ system provides a single platform that is capable of more effectively monitoring most anticoagulant drug therapies. This is important since these drugs compete within very similar markets for the same indications. PharmaNetics provides a comprehensive menu of tests and the ability to rapidly test anticoagulants on a single platform is key.

FDA-Approved TAS Test Menu

PharmaNetics’ TAS test menu, which has received FDA clearance under Section 510(k), includes tests that are currently sold for commercial use. The Company has 18 FDA-cleared products, including 11 tests on the market designed to monitor patients suffering from angina, heart attack, stroke, deep-vein thrombosis, and pulmonary emboli. We provide a snapshot of each test in Table 6. Subsequently, each test is detailed on pages 16-18.

Table 6 PharmaNetics, Inc. PRODUCT PORTFOLIO
PRODUCT	DESCRIPTION	STATUS	DRUG

ENOX Test & Controls	Monitors enoxaparin soldium effect	Launched	Lovenox Clexane

PT 1.6 & Controls	Prothrombin Time (ISI 1.6)	Launched	Warfarin

PT-ONE & Controls	Higher sensitivity Prothrombine Time (ISI 1.0)	Launched	Warfarin

PT-NC & Conrols	Prothrombin Time (non-citrated) for finger stick testing	Launched	Warfarin

aPTT & Controls	Monitors low range heparin levels	Launched	Heparin

HMT & Controls	Monitors high range heparin levels	Launched	Heparin

LHMT & Controls	Monitors low to mid range heparin levels	Launched	Heparin

HTT/PRT & Controls	Work with ACCENT and HMT to customize heparin and protamine dosing during Cardio Pulmonary Bypass	Launched	Heparin Protamine

EQC	Electronic Quality Control provides an alternative to wet testing	Launched

ECT	Monitor effect of Refludan in direct thrombin inhibitor patients with heparin-induced thrombocytopenia (HIT) undergoing coronary artery bypass graft (CABG)	Launched under HDE	Refludan

Source: PharmaNetics, Inc.

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Enoxaparin (ENOX)

Enoxaparin, the world’s top-selling LMWH, is marketed under the trade name Lovenox in the U.S. and the brand names Lovenox and Clexane® throughout the rest of the world. Enoxaparin was approved in the U.S. and Canada in 1993 and is designed to help physicians manage anticoagulation in the prophylaxis of deep vein thrombosis (DVT) and for prophylaxis of ischemic complications of unstable angina and non-Q wave myocardial infarction (UA/NQWMI). The test is also designed for patients who receive enoxaparin and are subsequently treated in the catheterization lab for percutaneous coronary intervention (PCI) or angioplasty procedures.

PharmaNetics, in collaboration with Aventis Pharmaceuticals Inc., the U.S. prescription drug business of Aventis, received FDA approval for the ENOX test in August 2002. This test is the first rapid POT test to be cleared in the U.S. to detect the anticoagulant effects of enoxaparin sodium. Additionally, it is PharmaNetics’ first theranostic test launched on the market. The ENOX test was optimized and tested specifically for use with Lovenox.

The complexity and limited availability of anti-Xa laboratory tests do not provide timely results to those interventional cardiologists who may wish to assess the anticoagulant effect of Enoxaparin in a critical care environment. Therefore, the ENOX test may be especially useful in patients whose response to Enoxaparin may be difficult to predict. The test, taken in conjunction with the patient’s entire clinical presentation, helps physicians evaluate anticoagulation status rapidly before and during PCI, and before removing the sheath, with an average time to results being six minutes or less.

Clinical trials have shown that Enoxaparin is superior to standard heparin in the treatment of patients with unstable angina and UA/NQWMI, when concurrently administered with aspirin. Evolving data also demonstrates that patients who transition to PCI earlier in their hospital course have better short-term and intermediate-term outcomes when treated with Enoxaparin versus standard heparin.

The ELECT study (Evaluating ENOX Clotting Times)

On November 18, 2002, PharmaNetics announced the results of its ELECT (EvaLuating Enoxaparin Clotting Times) study during a meeting of study investigators and invited audience. The primary objective of the study was to assess the predictive value of the ENOX test relative to ischemic and hemorrhagic events associated with PCI and to determine the target therapeutic reference ranges for the safe performance of PCI with planned stent implantation and for safe post-PCI sheath removal. The study produced a target range that could be used by physicians to guide decisions regarding anticoagulation management at clinically relevant time-points during PCI. Data analysis revealed a significant (p = 0.008) correlation between the ENOX clotting time pre-sheath removal and the probability of access site bleeding. This would indicate that access site bleeding may be reduced through use of the test. The findings of the ELECT trial demonstrated usefulness of the ENOX test in monitoring the anticoagulation effects of Enoxaparin during PCI.

ELECT was a joint collaboration between PharmaNetics and leading interventional cardiologists at The Cleveland Clinic and Duke Clinical Research Institute. Principle Investigators, David J. Moliterno, M.D., Associate Professor of Medicine, The Cleveland Clinic, and James E. Tcheng, M.D., Associate Professor of Medicine, Duke University Medical Center, coordinated the multi-center study at 17 sites across the United States.

Collaborative Sales and Marketing Program With Aventis

On January 9, 2003, PharmaNetics announced details of a collaborative marketing program with Aventis. This program entails coordinating sales, marketing, and educational efforts to promote the use of the ENOX test. As part of this program, both PharmaNetics and Aventis have agreed to initiate coordinated advertising, marketing, and educational programs. PharmaNetics considers this to be a major milestone since much of the sales development expense and efforts will be provided by Aventis.

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PharmaNetics is in the process of hiring its own sales force to work with Aventis’ 700-person Lovenox sales force to make joint calls on qualified hospital leads within the top 600 hospitals. The sales, marketing, and educational material will be co-branded. Additionally, PharmaNetics has stated that this agreement represents one of the first joint marketing efforts between a diagnostic company and a major pharmaceutical company to promote rapid testing to enhance product utilization.

Prothrombin Time (PT), PT One™, and Prothrombin Time-Non-Citrated (PT-NC™)

PharmaNetics’ PT and PT One tests are used to screen a patient’s baseline hemostatic function or monitor the use of warfarin, an oral anticoagulant. Warfarin is used in patients who have developed blood clots before or subsequent to a heart attack. A warfarin test is necessary to ensure maintenance of appropriate drug levels, as too little warfarin may not prevent blood clots, while too much may cause excess bleeding.

Since heparin and warfarin work differently, they require different monitoring tests. PharmaNetics manufactures and markets three different types of PT test cards: (1) a general-purpose PT test card, routinely used throughout the U.S.; (2) the PT One, which uses a more sensitive scale of measurement and will likely replace the general-purpose test; and (3) the PT-NC, which is used with finger stick samples. PT One, the preferred test for all indications in Europe, is rapidly becoming the more popular test in the U.S.

Activated Partial Thromboplastin Time (aPTT)

The aPTT test is used to monitor heparin, an injectable anticoagulant that is typically used to prevent blood clots in patients who undergo angioplasties, angiograms, open-heart surgeries, dialysis, and other surgeries with a high risk of blood clotting. The close monitoring of heparin is crucial as the drug is fast acting and may cause bleeding complications, clotting, or hemorrhaging, depending on the dose.

Heparin Management Test (HMT)

HMP is used to individualize anticoagulation management with heparin during cardiopulmonary bypass procedures. HMP, comprising three test cards, is used with the TAS and the RapidPoint Accent, a new combination hardware and software accessory that interfaces directly with the TAS. The Accent combines test results from HMP with patient information to determine a patient’s response to heparin, to provide dosing recommendations to reach and maintain adequate anticoagulation effects, and to provide dosing recommendations for protamine, the drug used to reverse heparin at the end of bypass procedures.

Low-Range Heparin Management Test (LHMT)

LHMT monitors the effects of low to moderate concentrations of heparin (0.25 to 3.0 U/mL) on coagulation. Additionally, LHMT monitors the effects of concentrations of unfractionated heparin above the range of aPTT but below that of HMT. These heparin levels are typically used in procedures such as hemodialysis, extra corporeal membrane oxygenation (ECMO), and interventional cardiac procedures like PTCA.

Heparin Titration Test (HTT)

The HTT test is used in combination with the HMT test (described above) to assist in administering heparin therapy. Unfractionated heparin is currently the major intravenous drug used to control blood coagulation in patients undergoing cardiopulmonary bypass surgery (CPB). Heparin acts as an anti-clotting agent by combining with Antithrombin (AT, previously Antithrombin IIII) in the blood to accelerate the rate of neutralization of various serine proteases (clotting factors), especially thrombin and Xa, which participate in the coagulation cascade. While heparin is used extensively, it is responsible for more iatrogenic complications than any other drug. Additionally, a major side effect is bleeding.

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Protamine Response Test (PRT)

The PRT test is used to estimate an individually adjusted dose of protamine sulfate for reversing the effects of heparin in the blood. The PRT card is used during heparin therapy and prior to heparin reversal.

Potential Revenue Model as Calculated by Datamonitor

In an effort to focus on its long-term growth strategy, PharmaNetics has concentrated much of its expansion efforts on developing tests that integrate diagnostics with novel therapeutics, as drugs affecting coagulation generally require faster, more accurate drug-monitoring methods. The U.S. and European markets for these specialty test cards have been estimated at $350 million, according to a report issued in 2001 by Datamonitor. These assumptions are listed in Tables 7 and 8. Importantly, PharmaNetics’ tests are low cost to manufacture since there is automated manufacturing. Additionally, because tests are used to manage specific drug therapies, they command value-added pricing, based on the pharmacoeconomics of the drug.

Table 7

THERANOSTIC TEST CARD POTENTIAL (US)

(ENOX, ECT, TIM2, Xa)

Indications	Incidence[1] & Drug Status	% Tested[2]	# Patients	Avg. Treatment	# Cards	Total Tests	$$’s@ $25/Test[3]

ACS/PTCA	1,083,000 Approved	100	1,083,000	1 day	3	2,707,500	67,887,500
AMI	1,100,000 (2005)	20	220,000	1 day	3	550,000	13,750,000
Ortho	666,000 Approved	20	133,200	7-10 days	2	266,400	6,660,000
In Patient DVT/PE	600,000 Approved	20	120,000	7 days	2	240,000	6,000,000
Oncology Medical	2,700,000 4,300,000 Approved	15	405,000 430,000	28 days 7 days	4 2	162,000 86,000	40,500,000 21,500,000
Atrial Fib (Xanta)	2,014,400 (2004)	10 20	402,000	Long-Term	6	2,412,000	60,300,000

					Total	8,655,900	216,397,500

1Source: Datamonitor Report 2001.

2Excluding ACS/PTCA, Company estimates based on monitoring difficult patient subsets only.

3Company theranostic pricing estimate.

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Table 8

THERANOSTIC TEST CARD POTENTIAL (European)

(ENOX, ECT, TIM2, Xa)

Indications	Incidence[1] & Drug Status	% Tested[2]	# Patients	Avg. Treatment	# Cards	Total Tests	$$’s@ $25/Test[3]

ACS/PTCA	352,197 Approved	37	130,127	1 day	3	325,317	8,132,937
AMI	963,456 (2003/4)	20	192,691	1 day	3	481,727	12,043,187
Ortho	617,270 Approved	20	123,454	7-10 days	2	246,908	6,172,700
In Patient DVT/PE	300,000 Approved	20	60,000	7 days	2	120,000	3,000,000
Oncology Medical	1,766,100 3,500,000 Approved	15 7.5	264,915 262,500	28 days 7 days	4 2	1,059,660 525,000	26,491,500 13,125,000
Atrial Fib (Xanta)	3,343,551 (2004)	15	501,532	Long-Term	6	3,010,000	75,250,000

					Total	5,768,612	144,214,324

1Source: Datamonitor Report 2001.

2Excluding ACS/PTCA, Company estimates based on monitoring difficult patient subsets only.

3Company theranostic pricing estimate.

Collaborations

Specialty tests developed via collaborations afford PharmaNetics the opportunity to minimize the development risk of bringing new tests to market, while capitalizing on the potential for a successful drug and the high margins that can be realized from an approved test. The Company also benefits since the developer of the drug pays for the clinical trials and the accumulation of regulatory data associated with the test. PharmaNetics ultimately retains full rights to the test upon commercialization.

History has shown that the development strategies employed by PharmaNetics reduce the risk that the drug will not be FDA approved (and hence the test will not reach the market) since PharmaNetics focuses primarily on drugs that are in Phase III clinical trials or later. The past FDA approval rate for cardiovascular drugs entering Phase III is greater than 80%. In addition, PharmaNetics typically receives milestone payments, which provide funding for the development of new test cards.

Currently, PharmaNetics has pharmaceutical partnerships with select large cap pharmaceutical companies including AstraZeneca, The Medicines Company, Aventis, and Knoll (a part of Abbott Laboratories). We detail efforts of these collaborations on page 20. A significant part of PharmaNetics’ development and clinical trial expenses have been paid for through these collaborations since PharmaNetics has been able to piggyback off of drug trials in order to obtain regulatory data required by the FDA for test clearance, as well as gain valuable test development experience with multiple drugs.

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Aventis Pharmaceuticals

PharmaNetics, in collaboration with Aventis Pharmaceuticals (a unit of Aventis S.A.), received FDA approval for the ENOX test in August 2002. This test is the first rapid, POT test to be cleared in the U.S. to detect the anticoagulant effects of enoxaparin sodium. Additionally, it was PharmaNetics’ first theranostic test launched on the market. The ENOX test may be especially useful in patients whose response to Enoxaparin may be difficult to predict.

The test, taken in conjunction with the patient’s entire clinical presentation, helps physicians evaluate anticoagulation status rapidly before and during PCI, and before removing the sheath, with an average time to results being six minutes or less. On January 9, 2003, PharmaNetics announced details of a collaborative marketing program with Aventis Pharmaceuticals Inc. (see page 16).

The Medicines Company

PharmaNetics, Inc. announced the signing of an agreement with The Medicines Company where The Medicines Company will purchase Ecarin Clotting Time (ECT) tests for the rapid evaluation of the anticoagulant effects of Angiomax, The Medicines Company’s direct thrombin inhibitor. The terms of the agreement also provide that The Medicines Company will furnish data from their clinical trials of Angiomax in coronary artery bypass graft (CABG) surgery for PharmaNetics to pursue FDA clearance to market the test cards for use with Angiomax. There are over 500,000 CABG procedures performed each year in the United States, and PharmaNetics estimates that the market for the ECT in this indication has the potential to exceed one million tests annually. In the event that PharmaNetics is successful in obtaining regulatory clearance to market the ECT test, the two companies may consider furthering their relationship to include cooperative marketing and test card supply assurance.

AstraZeneca

PharmaNetics has a collaboration to sell thrombin inhibitor management (TIM) test cards to AstraZeneca for the rapid evaluation of the pharmacokinetic and pharmacodynamic effects of thrombin inhibitors. Since PharmaNetics’ technology has been proven to be accurate and convenient in determining the pharmacodynamic and pharmacokinetic profile of AstraZeneca’s thrombin inhibitors, it will be used in their clinical trials.

Knoll

To further differentiate itself in the emerging field of theranostics, PharmaNetics has entered into a development and sublicense agreement with Knoll to develop a test card for potential use in the treatment of unstable angina. ECT was developed by PharmaNetics through an agreement with Knoll Pharmaceuticals to be used in the Phase III clinical trials for PEG-Hirudin. PEG-Hirudin, Knoll’s thrombin-inhibitor compound in development, is being developed as a supplement or replacement for heparin, the most widely used blood thinner. The agreement gives PharmaNetics an exclusive worldwide sublicense for a patent covering the use of Ecarin in tests for all thrombin inhibitors.

The test card will be used in Knoll’s multicenter Phase III clinical trial centers to evaluate the safety and efficacy of Knoll’s PEG-Hirudin for patients with unstable angina. The trial requires patients to be monitored up to eight times per day with the test while undergoing treatment. The ECT test employs PharmaNetics’ TAS, along with Knoll’s enzyme technology, providing the speed and accuracy needed to monitor the drug and allowing physicians to modify drug dose quickly, if needed.

Another test is being developed for the proteolytic enzyme Ancrod, which holds promise for ischemic stroke. According to the agreement, PharmaNetics will develop and supply test cards to Knoll, while receiving development fees based upon the achievement of product milestones such as the filing of a 510(k) application. This low-range fibrinogen (LRF) test will enable physicians to monitor the effects of Ancrod as it is administered to stroke victims. Knoll has completed Phase III studies in the U.S. utilizing a three-hour treatment window and has ongoing Phase III studies in Europe to expand the window to six hours.

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Theranostic Pipeline

PharmaNetics’ long-term growth depends in part on the success of its currently marketed products as well as the success of test cards that will be used to monitor new types of anticoagulants, antithrombotics, antiplatelet, and thrombolytic drugs. We provide a snapshot in Table 9 of the Company’s current theranostic pipeline, as well as a description of these tests below.

Table 9 PharmaNetics, Inc. THERANOSTIC PIPELINE
Product	Description	Development Status & Commercialization Date	Drug

TIM	Monitors injectable thrombin inhibitor	Developed; 9/2003E	Angiomax®

TIM & Controls	Monitors oral thrombin inhibitors	Developed; 6/2005E	Exanta®

Synthetic Xa & Controls	Monitors Xa effect of pentasaccharides	In development; 9/2005E	Arixtra®

Protein C & Controls	Sepsis therapy indicator	In feasibility	Xigris®

LRF & Controls	Monitors low range fibrinogen	Developed; TBD	Ancrod®

SK & Controls	Predicts resistance to drug therapy	Developed; TBD	Streptokinase

LMWH & Controls	Monitors low molecular weight heparins	Developed; 2006E	Fragmin® , Innohep® , Fraxiparin®

LOT & Controls	Monitors thrombolytic therapy	Developed; TBD	TPA

ECT	Ecarin Clotting Time	Developed; 2001	Redfludan®

Source: PhamaNetics, Inc.

Tests Moving Through Development

■	TIM Test is designed to monitor oral thrombin inhibitors.

■	Synthetic Xa is designed to monitor the Xa effect of pentasaccharides.

■	Anti Factor Xa is a test to monitor the anticoagulant effect of LMWH’s and other anticoagulant drugs used for the treatment and prevention of thrombotic diseases.

■	Low-Range Fibrinogen (LRF) is a test to monitor the effects of Ancrod, a fibrinogen-lowering drug for the treatment of stroke, currently in development at Knoll AG/Abbott.

■	SK Panel is a test to assess response to streptokinase, providing physicians with information to assist in choosing appropriate doses of the thrombolytic drug. This is primarily a European market.

■	LMWH Test is designed to monitor low molecular weight heparins—Fragmin, Innohep, and Fraxiparine.

■	Lysis Onset Time (LOT) is a test to monitor a patient’s lytic response to any thrombolytic drug used in the treatment of heart attack, stroke, or other thrombotic diseases.

■	Ecarin Clotting Time (ECT) monitors the effects of Refludan in direct thrombin inhibitor patients with HIT undergoing CABG.

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Distribution Agreements

The methods that PharmaNetics uses to penetrate the heparin and Coumadin markets have been through the formation of distribution agreements. Today, its principal agreement is with Bayer Diagnostics (previously Chiron Diagnostics). Bayer and PharmaNetics signed an agreement at the end of August 1998 to distribute its PT, aPTT, HMT, and LHMT test cards. At the time this agreement was signed, PharmaNetics received an upfront investment of $6 million from Bayer Diagnostics in exchange for 600,000 common shares of PharmaNetics’ stock. Bayer Diagnostics, the world leader in critical care diagnostics, specifically in blood gas analysis and urinalysis, began marketing the respective PharmaNetics products approximately four years ago.

Bayer has a considerable presence in specialized areas within hospitals—something that has facilitated the placement of PharmaNetics’ TAS analyzers in healthcare facilities and provided a foundation for the distribution of PharmaNetics’ routine tests. Bayer offers PharmaNetics’ tests as part of its Rapidpoint Critical Care and Rapidlink Critical Care Information systems. In addition to the current domestic distribution agreement that PharmaNetics has with Bayer Diagnostics, Bayer also has rights to distribute certain theranostic test cards outside the U.S.

Manufacturing

PharmaNetics operates its main manufacturing facility, a new, 55,000-square foot facility located in Raleigh, North Carolina, where it assembles TAS analyzers. Select vendors provide the company with all molded parts, mechanical components, and printed circuit boards that go into TAS analyzers. PharmaNetics assembles the components and provides the final mechanical, electrical, and chemistry testing for each analyzer.

PharmaNetics also operates its automated test card production equipment at its Raleigh facility, which was custom-designed and built to the company’s specifications to allow for increased production as determined by demand. The company has the capacity to manufacture approximately 15 million cards per year on a single shift.

PharmaNetics manufactures its products in a registered establishment in accordance with Good Manufacturing Practice (GMP), now known as Quality System Regulations (QSR). Additionally, PharmaNetics received ISO 9001 certification in 1997.

Risks

PharmaNetics is exposed to some of the risks that are common to many of the medical device manufacturers, as well as to typical healthcare companies.

Competition

PharmaNetics’ current TAS menu competes in the coagulation and hematology testing market with manufacturers that provide testing equipment to central and stat laboratories of hospitals. These laboratories currently perform a substantial portion of such testing. The TAS menu also competes with other POT coagulation and hematology test system manufacturers. Laboratories provide some of the same tests performed by TAS; however, these laboratory tests generally require the use of skilled technicians and complex, expensive equipment.

PharmaNetics considers its competitors to be Roche Diagnostics, International Technidyne Corporation (ITC), and Medtronic. Each of these companies manufactures and markets POT coagulation and hematology test systems. ITC, in particular, has a large installed base of systems, which it has been selling for over 20 years. Despite its competition, PharmaNetics believes that its TAS competes favorably

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with other testing systems. PharmaNetics believes that potential customers will base their purchasing decisions upon a combination of factors, including accuracy and precision, speed, cost-effectiveness, data management, ease-of-use, compliance with Clinical Laboratory Improvement Act (CLIA) guidelines, and availability of a comprehensive test menu. It is important to point out that despite these larger competitors, PharmaNetics has little known competition for its theranostic tests, except from central laboratories tests whose methodologies are complex, require a plasma sample, and are not time sensitive.

Should PharmaNetics introduce additional blood tests beyond its initial coagulation and hematology tests, it will compete with other companies that market similar products to hospitals for use in laboratories and at the POT. Other manufacturers and academic institutions may be conducting research and development with respect to blood testing technologies and other companies may in the future engage in research and development activities regarding products that compete with those of the Company.

High Dependence on Third-Party Payers

The commercial success of PharmaNetics’ products depends on the belief by the medical community and third-party payers that the technology is useful and cost-effective. Managed healthcare in this country and the simultaneous growth of HMOs or HMO-type organizations has historically and is likely to continue to significantly influence purchases of healthcare services and products. Additionally, legislative proposals to reform healthcare or reduce government insurance programs could have a material effect on consumer demand for lower prices for PharmaNetics’ TAS products.

Dependence on Bayer Diagnostics and Others for Distribution

PharmaNetics is dependent upon Bayer Diagnostics as its principal distributor for marketing and distributing its routine products. There is no certainty that Bayer will be successful in marketing or selling PharmaNetics’ products nor that the products will be marketed by a cost-effective and adequate sales and marketing staff.

Executive Informational Overview	PharmaNetics, Inc.	Page 23

Recent Highlights

■	1/9/03—Announced details for a collaborative marketing program with Aventis Pharmaceuticals to coordinate sales, marketing, and education efforts to promote the use of the ENOX test. PharmaNetics is in the process of hiring its own sales force to work with Aventis’ 700-person Lovenox sales force to make joint calls on qualified hospital leads within the top 600 hospitals.

■	12/19/02—Announced final milestone payment under its collaborative development agreement with Aventis Pharmaceuticals for development and completion of a rapid, bedside, qualitative ENOX test. The final payment represented the conclusion of a $5 million, two-year test development program.

■	11/26/02—PDI, Inc., a commercial sales and marketing partner to the biopharmaceutical and medical devices and diagnostics industries, and PharmaNetics announced that they have signed an agreement under which PDI will provide a sales team and post-sales clinical support for PharmaNetics’ new ENOX Test.

■	11/18/02—PharmaNetics announced the results of its ELECT (EvaLuating Enoxaparin Clotting Times) study during a meeting of study investigators and invited audience. The primary objective of the study was to assess the predictive value of the ENOX test relative to ischemic and hemorrhagic events associated with PCI. It was also to determine the target therapeutic reference ranges for the safe performance of PCI with planned stent implantation and for safe post-PCI sheath removal. The study produced a target range that could be used by physicians to guide decisions regarding anticoagulation management at clinically relevant time-points during PCI.

■	10/17/02—PharmaNetics demonstrated its ENOX test card to interventional cardiologists at the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Washington D.C. where it was enthusiastically received.

■	10/11/02—PharmaNetics launched its new web site, www.Enoxtest.com, as another resource to effectively manage Enoxaparin.

■	9/12/02—PharmaNetics announced that it has completed the target enrollment of 600 patients in its ELECT study, the open-label, observational trial assessing the Rapidpoint ENOX POT device in PCI patients receiving either subcutaneous or intravenous Enoxaparin as the antithrombin therapy during PCI, with or without adjunctive platelet GP IIb/IIIa inhibitor therapy.

■	9/4/02—PharmaNetics announced the signing of an agreement with The Medicines Company, where The Medicines Company will purchase ECT tests for the rapid evaluation of the anticoagulant effects of Angiomax (bivalirudin), The Medicines Company’s direct thrombin inhibitor. The terms of the agreement also provide that The Medicines Company will furnish data from their clinical trials of Angiomax in CABG surgery for PharmaNetics to pursue FDA clearance to market the test cards for use with Angiomax.

■	8/29/02— PharmaNetics received U.S. FDA clearance to market the ENOX Test, the first rapid POT test to be cleared in the U.S. to detect the anticoagulant effects of enoxaparin sodium, a leading blood thinner that is used to prevent clotting.

Executive Informational Overview	PharmaNetics, Inc.	Page 24

Ten Key Points to Consider

1.	The anticoagulant drug market is large, growing, and in transition. Its growth is primarily based on new drugs entering the market.

2.	Physicians overwhelmingly want to monitor anticoagulants in critical care areas of the hospitals. The clinical need exists and customizing therapy to the individual patient is generally recognized as a better healthcare practice by both the physician and the patient.

3.	PharmaNetics’ technology is unique and versatile since it offers a comprehensive anticoagulant test menu off of a single technology platform. Additionally, the Company possesses the capability to manage most new anticoagulant drugs.

4.	PharmaNetics’ success is not tied to a single drug, but rather to a category of drugs. The Company’s ultimate goal is to eventually co-promote, co-label, and coordinate sales forces with pharmaceutical partners to sell theranostic tests along with their drugs.

5.	Due to the Company’s intellectual property protection and its ability to affect physician therapy decisions, the Company can obtain value-added pricing for its tests.

6.	PharmaNetics is transitioning from a research and development base into a sales and marketing entity. The ENOX test, the Company’s first theranostic test, undergoing a launch with Aventis, is significant since this represents one of the first joint marketing efforts between a diagnostic and a major pharmaceutical company to promote rapid testing to enhance product utilization.

7.	PharmaNetics represents a center for coagulation testing excellence. This achievement is demonstrated by Bayer Diagnostics’ 19% ownership position in PharmaNetics.

8.	Datamonitor estimates that the anticoagulation drug market could surpass $9.6 billion by 2008 from approximately $2.5 billion in sales in 2000, based on the potential of three blockbuster products—Exanta, Lovenox, and Arixtra. Currently, PharmaNetics has the only rapid tests capable of monitoring Lovenox and Exanta; a test for Arixtra is under development. PharmaNetics is also capable of monitoring the majority of other drugs within the anticoagulant market.

9.	A significant part of PharmaNetics’ development and clinical trials expenses have been paid for by pharmaceutical collaborations, specifically by Knoll, AstraZeneca, Aventis, and The Medicines Company. PharmaNetics has been able to piggyback off of drug trials to obtain regulatory data required by the FDA for test clearance, as well as gain valuable test development experience with multiple drugs.

10.	PharmaNetics’ technology is patent-protected in the U.S and in international markets.

Executive Informational Overview	PharmaNetics, Inc.	Page 25

Glossary of Lesser-Known Terms

anticoagulants—Prevent new clots from forming and prevent existing clots from growing (extending) by stopping the production of certain proteins that are necessary for blood to clot. They do not break up or dissolve existing blood clots.

antidote—An agent that counteracts a poison and neutralizes its effects.

antiplatelet—Acting against or inhibiting blood platelets.

antithrombotic—Prevents or reduces formation of platelet-fibrin thrombi (with aspirin, heparin, or warfarin).

coronary artery bypass graft (CABG)—CABG surgery is advised for selected groups of patients with significant narrowings and blockages of the heart arteries (coronary artery disease) to create new routes around narrowed and blocked arteries, permitting increased blood flow to deliver oxygen and nutrients to the heart muscles.

Datamonitor—Well-recognized and established business information service company (www.datamonitor.com).

deep vein thrombosis (DVT)—Blood clot (thrombus) in a deep vein in the thigh or leg. The clot can break off as an embolus and make its way to the lung, where it can cause respiratory distress and failure, and death.

Enoxaparin—Low-molecular-weight version of heparin, which acts like heparin as an anticoagulant (anti-clotting) medication. Enoxaparin is used to prevent thromboembolic complications (clots that travel from their site of origin through the blood stream to clog up another vessel). Enoxaparin is also used in the early treatment of blood clots in the lungs (pulmonary embolisms).

fibrinolysis—Breakdown of fibrin, usually by the enzymatic action of plasmin.

hemodialysis—Procedure for removing metabolic waste products or toxic substances from the bloodstream by dialysis.

heparin-induced thrombocytopenia (HIT)—Most frequent drug-induced thrombocytopenia and, next to bleeding complications, the most important side effect of heparin therapy. HIT occurs in up to 5% of heparin patients and, because the use of heparin is increasing due to broadening indication and an aging population, the number of HIT patients can be expected to rise. 50% of HIT patients will develop life- or limb-threatening thrombosis, and the subsequent thromboembolic complication (TECs) may result in death for up to 30% of patients and amputation for an additional 21%.

iatrogenic—Induced in a patient by a physician’s activity, manner, or therapy. Used especially of an infection or other complication of treatment.

ischemia—A condition in which the blood flow (and thus oxygen) is restricted to a part of the body. Cardiac ischemia is the name for lack of blood flow and oxygen to the heart muscle.

low-molecular weight heparin (LMWH)—Smaller pieces of the heparin molecule that inhibit clotting factor Xa more than factor IIa (thrombin). These drugs are given subcutaneously and can usually be administered in a weight-based dose without subsequent monitoring or dose-adjustment. At a higher dose, these drugs are used to treat active thrombotic disease and at lower dose to prevent thrombosis.

percutaneous coronary intervention (PCI)—Minimally invasive cardiovascular surgery technique; also known as angioplasty and stent placement.

Executive Informational Overview	PharmaNetics, Inc.	Page 26

platelet inhibitors—Used to prevent clots from forming in the blood, especially in the arteries.

point-of-therapy (POT)—Near patient testing that can facilitate physicians’ therapy decisions.

prophylaxis—Prevention of or protective treatment for disease.

reference laboratories—Laboratories outside the hospital that provide routine specialty testing on a contract basis.

small paramagnetic iron oxide particles (PIOPs)—Used in PharmaNetics’ formulation as part of clot detection system.

stat laboratories—Laboratories generally located closer to critical care hospital settings to perform rapid turnaround testing.

theranostics—Ability of rapid diagnostic testing to affect therapeutic decisions.

therapeutic drug monitoring (TDM)—Tests usually performed to look for the presence and the amount of specific drugs in the blood.

thrombin inhibitors—Class of new anticoagulants.

Thrombolytic Assessment System (TAS)—Monitors the formation and dissolution of blood clots, providing an important tool to effectively analyze the blood of patients who experience heart attack, stroke, deep-vein thrombosis, and pulmonary embolism—diseases ultimately responsible for more than 70% of all deaths.

thrombolytics—Drugs to dissolve or break up blood clots that are blocking blood flow through a coronary artery. Clots are the cause of most heart attacks.

unfractionated heparin—Most widely used antithrombotic agent.

unstable angina—Angina is a type of chest pain that occurs when there is not enough blood flow to the heart. This is often a result of the narrowing of blood vessels that supply blood to the heart. Unstable angina is a change in the usual pattern of angina. It means that the blood flow has become more impaired, either because the coronary artery has become more restricted or because the heart’s demand for oxygen has increased. Unstable angina is a warning sign that a heart attack may soon occur. It requires immediate medical evaluation.

Executive Informational Overview	PharmaNetics, Inc.	Page 27

To Schedule an appointment with management or for further information contact:

Investors: Shayne Payne, Jeffrey Kraws, or Dian Griesel, Ph.D.

Media: Janet Vasquez

The Investor Relations Group, Inc.

50 Pine Street, 6th Floor

New York, NY 10005

T: 212.825.3210

F: 212.825.3229

Legal Notes and Disclosures: Some of the information in this report relates to future events or future business and financial performance. Such statements can be only predictions and the actual events or results may differ from those discussed due to, among other things, the risks described in PharmaNetics, Inc.’s reports on Forms 10-K, 10-Q, and 8-K. The content of this report with respect to PharmaNetics, Inc. has been compiled primarily from information available to the public released by PharmaNetics, Inc. through news releases and SEC filings. PharmaNetics, Inc. is solely responsible for the accuracy of that information. Information as to other companies has been prepared from publicly available information and has not been independently verified by PharmaNetics, Inc. [Certain summaries of scientific activities and outcomes have been condensed to aid the reader in gaining a general understanding.] For more complete information about PharmaNetics, Inc., the reader is directed to the Company’s website at www.pharmanetics.com. This report is published solely for information purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy any security in any state. Past performance does not guarantee future performance. Free additional information about PharmaNetics, Inc. and its public filings, as well as free copies of this report can be obtained in either a paper or electronic format by calling 212.825.3210.